UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     April 5, 2005

CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State of other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

       77 Grove Street, Rutland, Vermont               05701
(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (802) 773-2711

                                      N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
       (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Central Vermont Public Service

NEWS RELEASE

Contact: Steve Costello (802) 747-5427     (802) 775-0486 (home)     (802) 742-3062 (pager)
For Immediate Release: April 5, 2005

PSB sets lower rates; S&P announces CreditWatch
CVPS outlines plans for response, stability

RUTLAND - Based on recalculations required in its initial order, the Vermont Public Service Board has finalized a rate reduction for Central Vermont Public Service customers of 2.75 percent starting April 1, and a refund of approximately $6.3 million plus interest for over-collections in recent years. In response to the board's initial rate and refund order of March 29, Standard and Poor's, one of the major credit rating agencies, placed CVPS on CreditWatch with negative implications.

CVPS President Bob Young said the company was developing a multi-faceted plan to ensure customer service, reliability and the company's financial strength are maintained despite the order and S&P action.

"We have borne the brunt of plenty of storms in our 75 years of service, and we will bear this one," Young said. "We take our responsibility to our customers and shareholders seriously, and will work to ensure both are well-served."

Young noted that despite the order, the company has enough liquidity to maintain a solid foundation for the near term.

"We have cash reserves to help us weather this situation, but this order leaves us with a disparity between costs and revenue, and we will have to bring the two into line," Young said. "At year's end, CVPS had $52.9 million in cash, cash equivalents and available-for-sale securities."

Young noted the company's on-going Right Way to Work program, designed to enhance efficiencies within the company, and said all department leaders have been asked to look at their budgets to see what changes could be made that would provide additional recurring savings or one-time savings.

"While this is an important assignment, we do not intend to make budget changes that hamper our ability to provide high-quality customer service and reliability," Young said. "We will review suggestions from employees, and determine what budget changes can be made. In the meantime, it is important that all employees continue to do their best to meet our customers' expectations, and bring ideas for savings to the attention of their supervisors."

Other plans or steps the company is taking to address the impacts of the rate order include:

  Preparing an internal analysis and action plan for review by the Board of Directors.
  Meeting with regulators this week to review possible issues for reconsideration by the Public Service Board, and actions the company intends to pursue in reaction to the board's order.
  Obtaining a revolving line of credit to provide additional liquidity.

CVPS is scheduled to release first quarter earnings and 2005 guidance and hold a quarterly earnings call with electric industry analysts at the end of the month, which will include a discussion of the company's plans.

The reductions set by the board this week increased slightly from what was initially ordered due to a miscalculation in a formula used to determine the company's rates. The PSB largely approved the company's ongoing costs, but said the changes were necessary because the company earned more than its allowed rate of return from 2001 to 2004.

S&P did not downgrade the company's overall corporate or debt ratings. The rating agency said it expects to resolve the CreditWatch listing once rate-order compliance is finalized and the company adjusts its plans for future capital expenditures and liquidity in light of the rate cut.

CVPS's current corporate credit rating is BBB-, one step above junk-bond status. Its first-mortgage debt is rated at BBB+. In general, a downgrade would increase the company's borrowing costs and hamper the company's operational flexibility.

Forward-Looking Statements Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from liability established by the Private Securities Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Dale A. Rocheleau Dale A. Rocheleau, Senior Vice President for Legal and Public Affairs, and Corporate Secretary

April 5, 2005